Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-280416) of Hope Bancorp, Inc. of our report dated March 15, 2024, relating to the consolidated financial statements of Territorial Bancorp Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for the allowance for credit losses on loans). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon
August 16, 2024